Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Tesoro Corporation 2011 Long-term Incentive Plan and Tesoro Corporation Stock Option Inducement Award Program of our reports dated March 1, 2011, with respect to the consolidated financial statements of Tesoro Corporation and the effectiveness of internal control over financial reporting of Tesoro Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Antonio, Texas
May 9, 2011